Exhibit 23.1



                                                    Morgan & Company







INDEPENDENT AUDITORS' CONSENT




We consent to the use in the Registration Statement of Cimbix Corporation on Form S-8 relating to the registration of 40,000 common shares, which may be issued pursuant to the 2004 Consulting Services Plan of Cimbix Corporation, of our Auditors' Report, dated January 14, 2004, on the consolidated balance sheets of Cimbix Corporation and the consolidated statements of operations, cash flows and stockholders' equity for the years ended September 30, 2003 and 2002, and for the period from March 14, 2001 (date of inception) to September 30, 2003.




Vancouver, Canada	"Morgan & Company"

November 9, 2004	Chartered Accountants